Exhibit 5.1

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

March 19, 2012

Yelp Inc.

706 Mission St.

San Francisco, California 94103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Yelp Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 14,525,657 shares of the Company’s Class A Common Stock, par value $0.000001 per share and 9,753,418 shares of the Company’s Class B Common Stock, par value $0.000001 per share, including (i) 9,753,418 shares of Class A Common Stock (the “2005 and 2011 EIP Class A Shares”) pursuant to the Company’s 2005 and 2011 Equity Incentive Plans, (ii) 3,722,239 shares of Class A Common Stock (the “2012 EIP Shares”) pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 EIP”), (iii) 1,050,000 shares of Class A Common Stock (the “2012 ESPP Shares”) pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “2012 ESPP”, and together with the 2005 EIP, the 2011 EIP and the 2012 EIP, the “Plans”), and (iv) 9,753,418 shares of Class B Common Stock (the “2005 and 2011 EIP Class B Shares”) pursuant to the Company’s 2005 and 2011 Equity Incentive Plans.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2005 and 2011 EIP Class A Shares, the 2012 EIP Shares, the 2012 ESPP Shares, and the 2005 and 2011 EIP Class B Shares, when sold and issued in accordance with the 2005 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2012 EIP, and the 2012 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM